Exhibit 99.1

NeurogesX, Inc.

Stephen Ghiglieri

Executive Vice President, COO and CFO

(650) 358-3310

NeurogesX Reports Second Quarter 2012 Results

Q2 2012 and Recent Highlights:

•	Business development process proceeding for NGX-1998 and Qutenza

•	End-of-Phase 2 meeting package submitted and accepted by FDA

•	Astellas enrolled first patient in EU clinical trial for Qutenza® in peripheral neuropathic pain, enrollment ongoing in Phase 3 DPN study

•	Received notice of three U.S. patent allowances covering next generation, prescription-strength capsaicin product candidate NGX-1998 and proprietary cleansing gel

•	Obtained Japanese patent for NGX-1998 and allowance for additional Japanese patent application

San Mateo, Calif., (August 3, 2012) – NeurogesX, Inc. (OTCQB: NGSX; OTCBB: NGSX), a specialty pharmaceutical company focused on developing and commercializing a portfolio of novel non-opioid, pain management therapies, today provided an update on recent developments and reported results for its second quarter ended June 30, 2012.

Recent Developments

During the second quarter of 2012, the U.S. Food and Drug Administration (FDA) accepted the Company’s request for an End-of-Phase 2 meeting to discuss Phase 3 clinical development of the Company’s next generation product candidate NGX-1998 as a treatment for certain neuropathic pain conditions. The Company submitted a briefing package to the FDA in anticipation of that meeting.

Concurrently, and in conjunction with global life sciences advisor JSB-Partners, NeurogesX is continuing the process to identify and select a development and commercialization partner for NGX-1998 and Qutenza® (8% capsaicin patch). The Company is seeking partnerships in the United States and other major global markets that remain unpartnered.

NeurogesX’ European partner Astellas Pharma Europe Ltd., the European headquarters of Tokyo-based Astellas Pharma Inc., announced on July 24, 2012, that it had enrolled the first patient in its ELEVATE clinical trial in the European Union. This trial is the first study to compare Qutenza to pregabalin as a treatment for peripheral neuropathic pain. Pregabalin is an oral therapy widely used for peripheral neuropathic pain. The earliest results of the ELEVATE study, which will evaluate the efficacy and safety of the Qutenza topical patch against pregabalin, are expected in 2014. Astellas continues enrollment in two studies in patients with painful diabetic peripheral neuropathy (DPN) with a goal of label expansion to include the DPN population in the EU label.

In June and July 2012, NeurogesX received three notices of allowance from the United States Patent and Trademark Office for patent applications covering, or which are complementary to, NGX-1998. The first and second allowed applications expand on NeurogesX’ current patent entitled, “Methods and Compositions for Administration of TRPV1 Agonists.” The first includes claims that more specifically define the components of the liquid formulation of NGX-1998, and the second relates to methods of treating capsaicin-responsive conditions with a liquid formulation containing between 10% and 30% by weight of a TRPV1 agonist and certain penetration enhancer combinations. The third allowed application is entitled, “Compositions and Kits for the Removal of Irritating Compounds from Bodily Surfaces.” This allowed application includes claims relating to methods for removing capsaicin from the body using a surfactant-free, polyethylene glycol gel, and is complementary to the NGX-1998 patent family. The patents issuing from the first and second applications have terms that will expire in 2024, and the patent issuing from the third will expire in 2023.

Also in June 2012, the Japanese Patent Office (JPO) issued patent No. 4931128 to NeurogesX for NGX-1998. The patent, entitled “Methods and Compositions for Administration of TRPV1 Agonists,” will remain in effect in Japan until 2024. The issued claims include formulation, system, and kit claims. The JPO separately allowed NeurogesX patent application No. 2008-504395, entitled “Oils of Capsaicinoids and Methods of Making and Using the Same.” These allowed claims relate to the composition and creation of capsaicinoid oils and oils for treating capsaicin-responsive conditions. The patent scheduled to issue from this application is expected to expire in 2026.

Ronald Martell, President and CEO, stated, “Our efforts to secure a development and commercialization partner for NGX-1998 and Qutenza in the United States and other world markets remain a high priority for us. Advancing the development of our next generation, prescription-strength capsaicin product candidate NGX-1998 is our continued focus as we make progress towards enabling a Phase 3 trial by the end of the year. Additionally, by streamlining our organization in the first quarter, we have solidified our focus on NGX-1998 and conserved needed resources to continue executing on our strategy.”

Mr. Martell, continued, “We are pleased that NeurogesX’ global patent estate was strengthened in the second quarter in both the U.S. and Japan. Additionally, as we move through the patent process in the EU for NGX-1998, we have seen continued support from our partner Astellas who continues to have an option to license NGX-1998 for their territory. Astellas is expanding their commercialization of Qutenza across the EU and into additional countries and markets. Astellas is a best-in-class commercial and development organization, and their expertise is creating value with Qutenza. Astellas’ dedication to the program is exemplified by their clinical development program, which includes a Phase 3 trial of Qutenza in painful diabetic peripheral neuropathy and Phase 4 studies.”

Second Quarter 2012 Results

Total revenue for the second quarter ended June 30, 2012 was $3.1 million, which consisted of $2.2 million in collaboration revenue, primarily from the amortization of upfront license fees received under the Astellas Agreement and $844,000 from Qutenza U.S. revenue recognition. Although U.S. Qutenza recognized revenue in the second quarter of 2012 was flat with the first quarter of 2012, this was a result of our revenue recognition policy, which generally results in recognizing revenue when payment is due from our distributor customers, typically 120 days after the sale was made. As a result of our decision in March 2012 to suspend direct promotional activities, we have observed a decrease in end user demand for Qutenza in the U.S. and as a result, we expect that future revenue from U.S. Qutenza sales will be lower. Included in collaboration revenues in the second quarter was $0.4 million of royalties recognized from Astellas sales of Qutenza in the Astellas Territory. This represents royalties from Astellas’ first quarter of 2012 activity and was up from the year ago quarter, recognized in the second quarter of 2011.

Operating expenses for the second quarter of 2012 were $5.1 million compared to $14.7 million in the second quarter of 2011. The lower operating expenses in the current quarter reflected the lower expense levels following the March 2012 reorganization.

Cost of goods sold for the second quarter of 2012 was $94,000 compared to $147,000 in the second quarter of 2011. Cost of goods sold includes product costs, fixed monthly charges related to the Company’s third party logistics provider for warehousing and shipping activities, excess inventory charges and royalty obligations due to intellectual property licensors.

Research and development expenses for the second quarter of 2012 were $1.5 million compared to $4.2 million in the second quarter of 2011. The year-over-year change reflected lower employee related costs resulting from restructuring plans implemented in both October 2011 and March 2012. Additionally, development costs were lower in the second quarter of 2012 due to lower spending associated with the Phase 2 clinical trial for NGX-1998 and lower spending on non-clinical development programs related to both Qutenza and NGX-1998 in the second quarter of 2012.

Selling, general and administrative expenses for the second quarter of 2012 were $3.4 million compared to $10.4 million in the second quarter of 2011. This decrease was primarily related to our decision to stop direct promotional activities of Qutenza in March 2012 as well as the broader effect of the restructuring activities implemented in October 2011 and March 2012.

Net loss for the second quarter of 2012 was $5.5 million, or $0.17 per share, compared to a net loss of $14.6 million, or $0.81 per share, for the second quarter of 2011.

Cash, cash equivalents and short-term investments were $21.7 million at June 30, 2012, compared to $34.3 million at December 31, 2011.

Conference Call Details

The Company will hold its quarterly conference call today at 8:30 a.m. ET (5:30 a.m. PT) to discuss second quarter 2012 results.

To participate, please dial 1-877-407-0784 (U.S.) or 1-201-689-8560 (International). To access the live webcast please visit the Investor Relations section on the corporate web site at http://www.neurogesx.com.

A replay of the conference call will be available beginning August 3, 2012 at 11:30 a.m. ET (8:30 a.m. PT) and ending on August 17, 2012 by dialing 1-877-870-5176 (U.S.) or 1-858-384-5517 (International) with Conference ID Number: 398242. A replay of the webcast will also be available on the corporate website through September 3, 2012.

About NeurogesX, Inc.

NeurogesX, Inc. (OTCQB: NGSX; OTCBB: NGSX) is a specialty pharmaceutical company focused on developing and commercializing a portfolio of novel non-opioid, pain management therapies to address unmet medical needs and improve patients’ quality of life.

The Company’s lead product, Qutenza®, is currently approved in the United States and the European Union. Qutenza is available in the United States for the management of neuropathic pain associated with postherpetic neuralgia (PHN). In Europe, Qutenza is being marketed by Astellas Pharma Europe Ltd. (Astellas), the European affiliate of Tokyo-based Astellas Pharma Inc., for the treatment of peripheral neuropathic pain in non-diabetic adults, either alone or in combination with other medicinal products for pain.

The Company’s most advanced product candidate, NGX-1998, is a topically applied liquid formulation containing a high concentration of capsaicin designed to treat pain associated with neuropathic pain conditions. NGX-1998 has completed three Phase 1 clinical trials and one Phase 2 clinical trial in PHN patients, and the Company believes that NGX-1998 is ready to enter Phase 3 development.

The Company’s early-stage pipeline includes pre-clinical compounds which include a number of prodrugs of acetaminophen. The Company has evaluated certain of these compounds in vitro and in vivo.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the Act). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include but are not limited to: the planned entry of NGX-1998 into Phase 3 development and the expected timing of entry into a Phase 3 trial; NeurogesX’ plans to enter into partnerships for development and commercialization of NGX-1998 and Qutenza; Qutenza label expansion efforts of Astellas in Europe, including status of clinical trials and expected timing of results from clinical trials; and expectations of lower revenues from future sales of Qutenza. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to: difficulties or delays in the clinical development of NGX-1998, including difficulties or delays in initiating Phase 3 development of NGX-1998; difficulties or delays in obtaining additional resources for continuing operations in general and for development of NGX-1998 in particular; difficulties in obtaining new, or maintaining current, strategic partnerships for the development or commercialization of NGX-1998 and

Qutenza; and development by others of competitive therapies for indications that NeurogesX’ product and product candidates target. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.

Additional Contacts:

The Ruth Group

Stephanie Carrington / Nicole Greenbaum (investors)

(646) 536-7017 / 7009

scarrington@theruthgroup.com / ngreenbaum@theruthgroup.com

Victoria Aguiar (media)

(646) 536-7013

vaguiar@theruthgroup.com

NEUROGESX, INC.

Consolidated Statements of Operations

(in thousands, except per share information)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net product revenue	$844	$486	$1,675	$1,062
Collaborative revenue	2,213	1,997	4,355	4,592

Total revenues	3,057	2,483	6,030	5,654

Operating expenses:
Cost of goods sold	94	147	775	255
Research and development	1,539	4,243	4,472	8,200
Selling, general and administrative	3,424	10,350	10,687	20,632

Total operating expenses	5,057	14,740	15,934	29,087

Loss from operations	(2,000)	(12,257)	(9,904)	(23,433)
Interest income	11	20	23	46
Interest expense	(3,468)	(2,300)	(6,688)	(4,500)
Other expense, net	(16)	(30)	(76)	(42)

Net loss	$(5,473)	$(14,567)	$(16,645)	$(27,929)

Basic and diluted net loss per share	$(0.17)	$(0.81)	$(0.51)	$(1.56)

Shares used to compute basic and diluted net loss per share	33,078	17,903	32,429	17,887

NEUROGESX, INC.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2012	December 31, 2011
	(unaudited)	Note 1
Assets
Current assets:
Cash and cash equivalents	$6,514	$9,148
Short-term investments	15,188	25,161
Trade receivable	708	1,166
Receivable from collaborative partner	20	502
Inventories	68	654
Prepaid expenses and other current assets	1,049	1,364
Restricted cash	160	160

Total current assets	23,707	38,155

Property and equipment, net	333	547
Restricted cash	252	251
Other assets	342	274

Total Assets	$24,634	$39,227

Liabilities and Stockholders’ Deficit
Liabilities
Current Liabilities
Accounts payable	$707	$1,321
Accrued compensation	1,045	2,084
Accrued research and development	208	282
Other accrued expenses	1,006	2,245
Deferred product revenue, net	648	1,075
Deferred collaborative revenue	7,242	7,261
Long-term obligations – current portion	8,233	4,829

Total current liabilities	19,089	19,097
Non-current liabilities
Deferred collaborative revenue	21,507	25,098
Other long-term liabilities	133	146
Long-term obligations	64,231	62,746

Total non-current liabilities	85,871	87,990
Stockholders’ deficit:
Common Stock	33	30
Additional paid-in capital	242,359	238,181
Accumulated other comprehensive income	(1)	1
Accumulated deficit	(322,717)	(306,072)

Total stockholders’ equity (deficit)	(80,326)	(67,860)

Total liabilities and stockholders’ equity (deficit)	$24,634	$39,227

Note 1 – The balance sheet at December 31, 2011 has been derived from the audited consolidated financial statements at that date.